Exhibit 12.

                                 MOBIL CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In millions)

                                                                        Three
                                                                        Months
                                                                        Ended
                                      Year Ended December 31,           Mar.31,

                           ------------------------------------------  --------


                             1993      1994    1995     1996     1997     1998

                           ------    ------  ------   ------   ------   ------


Income Before Change in
  Accounting Principle ..  $2,084    $1,759  $2,376   $2,964   $3,272   $  705

Add:
Income taxes ............   1,931     1,919   2,015    3,147    3,093      529

Portion of rents
  representative of
  interest factor .......     339       340     368      376      346       87

Interest and debt
  discount expense ......     529(a)    461     467      455      428       93

Earnings less (greater)
  than dividends from
  equity affiliates......     265       (40)    (51)     153      (59)      13


                           ------    ------   ------  ------   ------   ------


Income as Adjusted ......  $5,148    $4,439  $5,175   $7,095   $7,080   $1,427
                           ======    ======  ======   ======   ======   ======
Fixed Charges:
Interest and debt
  discount expense ......  $  529(a) $  461  $  467   $  455   $  428   $   93
Capitalized interest ....      42        37      47       78      101       16
Portion of rents
  representative of
  interest factor .......     339       340     368      376      346       87

                           ------    ------  ------   ------   ------   ------

Total Fixed Charges .....  $  910    $  838  $  882   $  909   $  875   $  196
                           ======    ======  ======   ======   ======   ======
Ratio of Earnings to
  Fixed Charges .........     5.7(a)    5.3     5.9      7.8      8.1      7.3
                           ======    ======  ======   ======   ======   ======


Note:

  For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1998, Fixed Charges exclude $31 million, $37 million, $28 million, $24 million, $29 million and $6 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.













MOBIL                                    - 18 -

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